                               JEFFERSON-PILOT CORPORATION
                      BASIS FOR COMPUTATION OF PER SHARE EARNINGS
                            Five Years Ended December 31, 1993
                                                                     EXHIBIT 11
                          1993         1992         1991         1990         1989
Shares Outstanding
 beginning of year     50,438,907   51,291,936   51,784,614   56,053,722   57,821,898
Add:  Shares issued
      under stock
      option plan:
  January                   7,698        7,500          -             15          -
  February                  7,086       10,165       18,714        3,841          -
  March                    11,028        1,583        3,460          396          -
  April                    26,211        1,445          525          109          -
  May                      11,413        5,118      148,950      199,500          -
  June                     15,825        4,425           81        3,638          -
  July                      9,099          805          500          779          -
  August                    5,540        4,226          -          3,372          -
  September                 3,186            1        4,029        7,617        2,280
  October                   2,286        1,962        2,024           35          -
  November                  2,266       11,586        7,950          -            -
  December                  7,884       29,365          -            150          624
Less:  Shares
       reacquired:
  January                     -    (       448) (   340,412) (   174,300) (    76,506)
  February            (     1,650)         -    (     3,306) (   218,100) (   870,150)
  March               (     4,760)         -            -    (   539,400) (    52,350)
  April               (     9,913) (     2,192) (   306,900) ( 1,011,675) (   101,349)
  May                 (    11,032) (   129,924) (    10,635) (   340,806) (    12,293)
  June                (   183,415) (   140,500) (    11,550) (   367,716) (   307,668)
  July                        -            -            -    (    57,900)         -
  August                      -    (    93,493)         -    (   329,556)         -
  September           (     1,091) (   309,400) (     1,026) (   454,157) (     1,264)
  October                     -    (   207,000) (       484) (   639,150)         -
  November            (   676,100) (    42,112) (     4,598) (   355,800) (   274,050)
  December            (   195,973)       6,141)         -            -    (    75,450)

Shares Outstanding
 end of year           49,464,495   50,438,907   51,291,936   51,784,614   56,053,722
                       ==========   ==========   ==========   ==========   ==========

Average of 12 month -
 end balances - used to
 determine E.P.S.      50,251,676   50,952,147   51,319,143   53,636,223   56,588,878
                       ==========   ==========   ==========   ==========   ==========

Notes:
  All of the above share amounts have been adjusted to give retroactive effect to a three-for-two common stock split authorized by the Company's Board of Directors on February 10, 1992, paid on April 15, 1992, to stockholders of record on March 27, 1992.

  Options granted under the Company's stock option plan do not have a materially dilutive effect since the options were less than three percent (3%) of average shares outstanding before any reduction to an incremental share basis under the treasury stock method.

                                       F-27